Exhibit 10.17

March 1, 2004

Mr. Hans C. Mautner
c/o Simon Property Group
Administrative Services Partnership, L.P.
National City Center
115 West Washington Street
Indianapolis
Indiana 46204
USA

      RE:  Employment by Simon Global Limited and Secondment to ERE

Dear Mr. Mautner:

        You and we are parties to a certain employment agreement dated as of September 23, 1998 and assigned as of 1 January 2000 to Simon Property Group Administrative Services Partnership, L.P. ("SPG LP"), as amended (the "US Employment Agreement"), under which you are retained as President -International Division of Simon Property Group, Inc. ("SPG") and an Advisory Director of its Board of Directors, upon the terms and conditions set forth in the US Employment Agreement and subsequent amendments. SPG has established an affiliated company in the United Kingdom known as Simon Global Limited ("Simon Limited") with which you have entered into a further supplemental employment agreement (the "Second UK Employment Agreement"), as amended, in which Simon Limited has retained you as its Chief Executive Officer and you agree to render certain services for the benefit of Simon Limited and its affiliates and subsidiaries. SPG LP has also entered into an agreement with European Retail Enterprises B.V./S.A.R.L. ("ERE") under which it will provide your services to ERE by way of part-time secondment (the "Secondment Agreement"). In conjunction with the execution of the Second UK Employment Agreement and the Secondment Agreement, we are entering into a further amendment to the US Employment Agreement ("Second Amendment") to reflect, among other things, your continued engagement as an officer and employee of Simon Limited and your new secondment to ERE.

        In addition to those terms and conditions set forth in the US Employment Agreement, as amended, and the Second UK Employment Agreement, we have also agreed as follows:

  1.
  SPG shall indemnify, defend, and hold you harmless from and against any and all additional income taxes imposed upon you by applicable governmental entities and taxing authorities with respect to the compensation received by you under the US Employment Agreement and the Second UK Employment Agreement and in relation to the services provided under the Secondment Agreement, to the extent applicable (collectively, the "Combined Income Tax Liability") in excess of those income taxes which you would pay upon that compensation received by you under the US Employment Agreement without regard to the Second Amendment ("Existing Income Tax Liability"). For purposes of this indemnification, "Combined Income Tax Liability" shall include the sum of all federal, national, state, and local taxes actually payable (in each case net of all applicable tax credits) with respect to your compensation to any governmental authority at the federal, national, state and local level in the United States, and to any governmental authority in the United Kingdom and, to the extent not already paid or indemnified by ERE, in Luxembourg. For purposes of determining the amounts due from the undersigned to you under this indemnity, if any, the Existing Income Tax Liability shall be determined assuming that (i) all of the compensation received by you under all of the US Employment Agreement (as amended), the Secondment Agreement and the Second UK Employment Agreement had instead been paid to you under the US Employment Agreement and (ii) you are a resident of Florida, at the time of the receipt of that compensation. Thereafter, your Combined Income Tax Liability, after taking into account any credits or other deductions to which you may be entitled, and assuming that you are considered a resident of the United Kingdom, and not a resident of Florida, shall also be determined and to the extent the amount arrived at through that determination exceeds your Existing Income Tax Liability determined as provided above, such excess shall be paid to you, by the Company. The determination of your income tax liability shall be made annually, within 75 days after the end of each calendar year, with any payments due you from the Company to be made within 20 days thereafter. Such determination shall be made by an independent certified public accountant reasonably acceptable to you and the Company, and the determination shall be binding upon both you and the Company. Both the Company and you acknowledge that Ernst & Young LLP is an acceptable independent certified public accountant for purposes of this determination.

  2.
  You will be entitled to no payment under the indemnity set out in paragraph 1 in any period or tax year in which you do not claim a credit under the terms of the US/UK double tax treaty for all taxes payable in the United Kingdom against your liability to taxes in the United States or under the terms of the US/France double tax treaty for all taxes payable in France or under the terms of the US/Luxembourg double tax treaty (if applicable) in each case against your liability to taxes in the United States.

  3.
  You will be entitled to no payment under the indemnity set out in paragraph 1 to the extent that the additional income taxes arise directly as a result of your remittance to the United Kingdom or France or Luxembourg of income or benefits provided to you under the US Employment Agreement or the Secondment Agreement.

  4.
  You will be entitled to no payment under the indemnity set out in paragraph 1 to the extent that the additional income taxes arise as a result of the location of the performance of your duties under the US Employment Agreement, the Secondment Agreement or the Second UK Employment Agreement being otherwise than as provided for in those agreements.

  5.
  SPG shall, in accordance with its existing relocation policy, pay for, or otherwise reimburse you, for the reasonable third party costs and expenses associated with moving your furniture, furnishings and other household goods from London to your primary residence in the United States in the event the Second UK Employment Agreement is terminated.

        The term of this agreement shall expire in relation to each of the Second UK Employment Agreement and the Secondment Agreement upon the termination of each of the respective agreements (except for any Income Tax Liability associated with the compensation paid by you under the Second UK Employment Agreement or Secondment Agreement prior to the date of such termination, which indemnity shall survive the termination of the Second UK Employment Agreement and/or Secondment Agreement and be subject to determination as provided above).

SIMON PROPERTY GROUP, INC., a Delaware corporation

By: /s/ HERBERT SIMON Herbert Simon

/s/ HANS C. MAUTNER Hans C. Mautner